UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): August 10, 2007
Merge Technologies Incorporated
(Exact Name of Registrant as Specified in Charter)

Wisconsin	0-29486	39-1600938

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6737 West Washington Street, Suite 2250, Milwaukee, Wisconsin	53214

(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code (414) 977-4000

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.
On August 13, 2007, Merge Technologies Incorporated (the “Registrant”) received written notice of a NASDAQ Staff Determination that the Registrant has not satisfied a rule for continued listing on NASDAQ (NASDAQ Marketplace Rule 4310(c)(14)) because the Registrant did not timely file its Quarterly Report on Form 10-Q for the quarter ended June 30, 2007, and the Registrant’s common stock is, therefore, subject to delisting from the NASDAQ Global Market. See Items 4.02 and 8.01(a) below.
As provided for in the NASDAQ Marketplace Rules, the Registrant intends to request a hearing before a NASDAQ Listing Qualifications Panel to review the Staff Determination. No action will be taken to delist the Registrant’s common stock until the Panel has completed its review, though there can be no assurance that the Panel will grant the Registrant’s request for continued listing.
A copy of the Registrant’s press release with respect to the matters discussed in this Form 8-K is attached hereto as Exhibit 99.1, and the information contained therein is incorporated herein by reference.
Item 4.02 Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.
On August 13, 2007, the Registrant’s management and the Audit Committee of the Board of Directors concluded that, due to an error in how the Registrant has recognized revenue from certain software and maintenance contracts dating back to 2004 and earlier, the audited financials for the years ended 2004, 2005 and 2006 and other financial information included in the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2006 and the unaudited financial statements included in its Quarterly Report on Form 10-Q for the quarter ended March 31, 2007 should no longer be relied upon.
The Registrant’s management and Audit Committee, in consultation with KPMG LLP, the Registrant’s independent registered public accounting firm, reviewed the Registrant’s method of recognizing revenue from certain software and maintenance contracts that contain both a license of software and related maintenance and support and have determined that the application of AICPA Standard of Position 97-2 (Software Revenue Recognition) requires the Registrant to use a revenue recognition practice that differs from the Registrant’s historical practice of recognizing the estimated value of the software principally in the initial year of the contract and the estimated value of the maintenance over the maintenance period of the contract. Specifically, because the Registrant’s contracts combine licenses of software with long-term maintenance arrangements, the Registrant has concluded that it does not have sufficient evidence of the separate value of its software to permit up-front revenue recognition. The Registrant’s management and Audit Committee has determined that the Registrant should have instead been recognizing the entire value of the contract as revenue over the period for which maintenance and support is to be provided to the customer. While the change in accounting method will not affect the total amount of revenue that the Registrant realizes from each contract, it will affect the timing of recognizing that revenue. Accordingly, the Registrant will be required to restate the audited financials for the years ended 2004, 2005 and 2006 (as well as other financial information) included in the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2006 and the unaudited financial statements included in the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2007 to reflect the proper accounting treatment. The Registrant intends to work expeditiously with KPMG LLP and the Registrant’s other professional advisors to make the necessary corrections to its financial statements and file amendments to these periodic reports and the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2007 as soon as possible.
The Audit Committee of the Board has discussed these matters with KPMG LLP, which has expressed its agreement with the conclusions reached by the Registrant’s management and Audit Committee as set forth above.
Item 8.01 Other Events
(a) Filing of Form 12b-25
On August 10, 2007, the Registrant filed with the SEC Form 12b-25 Notification of Late Filing, indicating that the Registrant would not timely file its Form 10-Q for the quarter ended June 30, 2007 and that the filing would not be made within the 5-day extension period permitted by the Form.
(b) Suspension of Share Exchange
The Registrant’s Registration Statement on Form S-1 relating to issuance of the Registrant’s common stock upon exchange of exchangeable shares of Merge/Cedara ExchangeCo. Ltd. has been suspended, and no shares of the Registrant’s common stock may be issued for such exchangeable shares until the Registrant announces the termination of such suspension.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits

Exhibit
Number	Description of Exhibits

99.1	Press Release of the Registrant dated August 13, 2007.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MERGE TECHNOLOGIES INCORPORATED
By:	/s/ Kenneth D. Rardin
Kenneth D. Rardin
President and Chief Executive Officer

Dated: August 13, 2007

Exhibit Index

Exhibit
Number	Description of Exhibits

99.1	Press Release of the Registrant dated August 13, 2007.